October 26, 2004


                         BALCHEM CORPORATION (AMEX: BCP)
                         -------------------------------
    Reported as follows (unaudited) for the Quarter ended September 30, 2004
                ($000 Omitted Except for Net Earnings Per Share)


                    For the Three Months Ended September 30,
                    ----------------------------------------


                                                        2004              2003
                                                        ----              ----

Net sales                                              $17,356           $15,791
Gross profit                                             6,219             4,657
Operating expenses                                       2,789             3,260
                                                       -------           -------
Earnings from operations                                 3,430             1,397
Other expense                                               39                62
                                                       -------           -------
Earnings before income tax expense                       3,391             1,335
Income tax expense                                       1,231               468
                                                       -------           -------
Net earnings                                           $ 2,160           $   867
                                                       =======           =======

Basic net earnings per common share                    $  0.43           $  0.18
Diluted net earnings per common share                  $  0.42           $  0.17


                     For the Nine Months Ended September 30,
                     ---------------------------------------


                                                        2004              2003
                                                        ----              ----

Net sales                                              $49,449           $45,467
Gross profit                                            17,855            15,796
Operating expenses                                       8,308             8,879
                                                       -------           -------
Earnings from operations                                 9,547             6,917
Other expense                                               88               206
                                                       -------           -------
Earnings before income tax expense                       9,459             6,711
Income tax expense                                       3,482             2,470
                                                       -------           -------
Net earnings                                           $ 5,977           $ 4,241
                                                       =======           =======

Basic net earnings per common share                    $  1.20           $  0.88
Diluted net earnings per common share                  $  1.17           $  0.85

Balchem Corporation (AMEX:BCP)                                            Page 2




     Record net sales were achieved for the quarter ended September 30, 2004 of $17.4 million. This is an increase of 9.9%, as compared to $15.8 million for the comparable prior year period and marks the first time the company has surpassed sales of $17 million in a quarter. Net earnings for the third quarter were $2.2 million, an increase of $1.3 million, or 149% as compared with the same period last year. This is largely due to the fact that we continued to operate the Encapsulated/Nutritional Product segment profitably, reflecting our designed turn-around, versus the loss incurred in the prior year comparable quarter. This resulted in a diluted net earnings increase of 141.3% to $0.42 per share for the third quarter of 2004 versus $0.17 per share for the comparable quarter of the prior year.

     In this third quarter of 2004, all three segments of the company reported improved sales and earnings versus the prior year comparable period. The ARC Specialty Products segment generated earnings from operations of approximately $2.7 million on record quarterly sales of $7.2 million. Net sales were 7.3% higher than the prior year comparable quarter and earnings from operations were 17.6% higher, driven by increased sales volume of packaged ethylene oxide and sales of single use ethylene oxide canisters for use in medical device sterilization. The BCP Ingredients segment realized record quarterly sales of approximately $3.7 million, increasing 19.9% over the prior year comparable quarter, with continued strong sales volumes in dry and aqueous choline products for the poultry and swine industries. Earnings from operations for this sector improved to approximately $0.39 million as compared to $0.17 million in the prior year comparable quarter. Sales of the Encapsulated/Nutritional Products segment were $6.5 million in the period, an increase of 7.7% from the prior year comparable quarter, principally due to improvements in the domestic and international food markets as well as sales in the most recent quarter of Nitroshure, which is being sold into the animal health industry. Earnings from operations for the encap segment were $0.34 million in the current quarterly period as compared to a $1.07 million loss in the prior year comparable quarter.

     Consolidated gross profit for the quarter ended September 30, 2004 was $6.2 million, an increase of 33.5%, compared to $4.7 million for the comparable year period due to the above noted increase in sales and improvements in the Encapsulated/Nutritional Product business operating result. Operating (Selling, R&D, and Administrative) expenses were $2.8 million, approximately 16.0% of net sales, improving from 20.6% of net sales in the prior year comparable quarter.

     For the nine months ended September 30, 2004, net sales have increased 8.8% to $49.4 million compared to $45.5 million in the comparable prior year period. Net earnings have increased 40.9% to $6.0 million or $1.17 per diluted share, compared to net earnings of $4.2 million, or $0.85 per diluted share in the prior year comparable period.

     Our balance sheet ratios and cash flow continued to be strong. During the quarter ended September 30, 2004, the Company reduced long term debt, as scheduled, by $0.5 million from $7.0 million to $6.5 million. Our cash balance closed the quarter at $17.3 million, an increase of $8.1 million over the year end balance of $9.2 million and approximately $12.7 million over the previous year's September 30 level.

Balchem Corporation (AMEX:  BCP)                                          Page 3

Outlook

     Commenting on the outlook for 2004, Dino A. Rossi, President and CEO of Balchem, said "Strength in the ARC Specialty Products and BCP Ingredients Unencapsulated Feed Supplements segments should continue. Our Encapsulated/Nutritional Products segment quarterly sales increased 2.0% sequentially, as we continue to see signs of volume improvement, albeit fluctuating, in the human food and nutrition market. We have responded to food marketplace economic pressures by re-engineering products to enable us to reduce price and, in some instances, lowered average selling prices. We are now also beginning to feel the impact of raw material increases that could squeeze our gross margins. Despite these issues, we do expect this segment to continue to improve through 2004. Animal nutrition sales have contributed nicely, as Reashure and Nitroshure sales growth is expected to continue. Based on the foregoing, we expect modest consolidated sales and earnings growth, over this third quarter result, to close out the balance of 2004.

Quarterly Conference Call

     A quarterly conference call will be conducted on Tuesday, October 26, 2004, at 2:00 PM Eastern Time (ET) to review third quarter 2004 results (for the period ending September 30, 2004). Dino A. Rossi, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing 800-475-2151 five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through October 28, 2004. To access the replay of the conference call, dial 877-519-4471, Pin #5265697. This press release, and its accompanying financial exhibits, will also be available on the Company website, www.balchem.com, prior to the conference call.

Segment Information
     Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation solutions to a variety of applications in the food and human nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
     This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2003. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.




Contact:  Deirdre Cocchia, Telephone:   845-326-5600

Balchem Corporation (AMEX:  BCP)                                          Page 4




                                         Selected Financial Data
                                              ($ in 000's)
Business Segment Net Sales:
-----------------------------------------------------------------------------------------
                                           Three Months Ended         Nine Months Ended
                                              September 30,             September 30,
                                            2004         2003         2004         2003
-----------------------------------------------------------------------------------------
Specialty Products                         $ 7,171      $ 6,682      $21,315      $19,004
Encap/Nutritional Products                   6,504        6,039       18,527       17,943
BCP Ingredients                              3,681        3,070        9,607        8,520
-----------------------------------------------------------------------------------------
Total                                      $17,356      $15,791      $49,449      $45,467
-----------------------------------------------------------------------------------------






Business Segment Earnings (Loss):
---------------------------------------------------------------------------------------------
                                              Three Months Ended        Nine Months Ended
                                                September 30,             September 30,
                                             2004          2003          2004          2003
---------------------------------------------------------------------------------------------
Specialty Products                         $ 2,697       $ 2,294       $ 7,795       $ 6,743
Encap/Nutritional Products                     345        (1,066)          901          (291)
BCP Ingredients                                388           169           851           465
Other expense                                  (39)          (62)          (88)         (206)
---------------------------------------------------------------------------------------------
Earnings bef. income taxes                 $ 3,391       $ 1,335       $ 9,459       $ 6,711
---------------------------------------------------------------------------------------------


Selected Balance Sheet Items
                                                      Sept 30,          Dec 31,
                                                        2004             2003
                                                        ----             ----
Cash                                                  $ 17,330         $  9,239
Accounts Receivable                                      7,683            7,233
Inventories                                              7,120            5,961
Other Current Assets                                     1,014            1,197
                                                      --------         --------
Current Assets                                          33,147           23,630

Property, Plant, & Equipment (net)                      24,444           25,636
Other Assets                                             7,042            7,640
                                                      --------         --------
Total Assets                                          $ 64,633         $ 56,906
                                                      ========         ========

Current Liabilities                                   $  6,968         $  6,075
Long-Term Debt                                           6,532            7,839
Other Long-Term Obligations                              3,354            3,211
                                                      --------         --------
Total Liabilities                                       16,854           17,125

Stockholders' Equity                                    47,779           40,285
Less:  Treasury Stock @ Cost                              --               (504)
                                                      --------         --------
Net Stockholders Equity                                 47,779           39,781

                                                      --------         --------
Total Liability and Stockholders' Equity              $ 64,633         $ 56,906
                                                      ========         ========